Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF BLACKLINE, INC.

A Delaware Corporation

BlackLine, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.	The name of this Corporation is BlackLine, Inc.

2.	The date of filing of this Corporation’s original Certificate of Incorporation with the Secretary of State of Delaware was August 5, 2013, under the name SLS Breeze Holdings, Inc.

3.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends the provisions of the Corporation’s Second Amended and Restated Certificate of Incorporation by deleting Article FOUR and substituting therefor the two paragraphs set forth below:

“ARTICLE FOUR

The total number of shares of stock that the corporation is authorized to issue is fifty million (50,000,000) shares of Common Stock, with a par value of $0.01 per share.

Upon this Amendment to the Second Amended and Restated Certificate of Incorporation becoming effective pursuant to the Delaware General Corporation Law (the “Effective Time”) and without any further action on the part of the corporation or any stockholder, the shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be reclassified as, and shall be combined and changed into, a smaller number of shares such that each five (5) shares of issued Common Stock outstanding immediately prior to the Effective Time shall be reclassified, combined and changed into and become one (1) share of Common Stock (the “Reverse Split”). No fractional shares shall be issued in connection with the Reverse Split. From and after the Effective Time, certificates representing Common Stock outstanding immediately prior to the Effective Time shall represent the number of whole shares of Common Stock into which the Common Stock shall have been reclassified, combined and changed pursuant to the Reverse Split, notwithstanding that the certificates representing such shares of Common Stock shall not have been surrendered at the office of the Corporation.”

4.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 and Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, BlackLine, Inc. has caused this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation to be signed by Therese Tucker, its Chief Executive Officer, this 12th day of October, 2016.

BLACKLINE, INC.

/s/ Therese Tucker
Therese Tucker
Chief Executive Officer